Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2021 EARNINGS

▪	Pretax income of $7.9 million, an increase of 155.3% over the prior year period
▪	Net income of $5.2 million, or $0.21 per diluted share
▪	New contract purchases of $205 million

LAS VEGAS, NV, May 10, 2021 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $5.2 million, or $0.21 per diluted share, for its first quarter ended March 31, 2021. For the prior year, in the first quarter of 2020, net income was $10.8 million, or $0.45 per diluted share. Results for the three months ended March 31, 2020 include a net tax benefit of $8.8 million related to the revaluation of the Company’s net operating losses and other tax adjustments. Without this tax benefit, net income and net income per diluted share for the first quarter of 2020 would have been $2.0 million and $0.08 per share, respectively.

Revenues for the first quarter of 2021 were $63.1 million, a decrease of $7.7 million, or 10.8%, compared to $70.8 million for the first quarter of 2020. Total operating expenses for the first quarter of 2021 were $55.2 million compared to $67.7 million for the 2020 period for a decrease of $12.5 million, or 18.5%. Pretax income for the first quarter of 2021 was $7.9 million compared to pretax income of $3.1 million in the first quarter of 2020, an increase of 155.3%.

During the first quarter of 2021, CPS purchased $205.5 million of new contracts compared to $166.7 million during the fourth quarter of 2020 and $266.0 million during the first quarter of 2020. The Company's receivables totaled $2.119 billion as of March 31, 2021, a decrease from $2.175 billion as of December 31, 2020 and $2.435 billion as of March 31, 2020.

Annualized net charge-offs for the first quarter of 2021 were 6.30% of the average portfolio as compared to 6.99% for the first quarter of 2020. Delinquencies greater than 30 days (including repossession inventory) were 7.77% of the total portfolio as of March 31, 2021, as compared to 12.41% as of March 31, 2020.

“We are pleased with our first quarter results and look forward to continued recovery from the effects of the pandemic for the remainder of 2021,” reported Charles E. Bradley, Jr., President and Chief Executive Officer. “Our first quarter 2021 originations were the highest quarterly volumes since the onset of the pandemic, our credit performance is as strong as any time in recent memory and our January 2021 securitization resulted in the lowest aggregate cost of funds of any securitization in our history.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, May 11, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is ------7645419.

A replay of the conference call will be available between May 11 and May 18, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 7645419. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVID-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Revenues:
Interest income	$66,093	$79,136
Mark to finance receivables measured at fair value	(4,417)	(10,350)
Other income	1,436	1,981
	63,112	70,767
Expenses:
Employee costs	20,159	21,842
General and administrative	7,748	8,669
Interest	20,946	26,991
Provision for credit losses	–	3,613
Other expenses	6,315	6,540
	55,168	67,655
Income before income taxes	7,944	3,112
Income tax expense (benefit)	2,780	(7,680)
Net income	$5,164	$10,792

Earnings per share:
Basic	$0.23	$0.48
Diluted	$0.21	$0.45

Number of shares used in computing earnings
per share:
Basic	22,741	22,539
Diluted	24,967	23,879

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$9,197	$13,466
Restricted cash and equivalents	159,404	130,686
Finance receivables measured at fair value	1,533,723	1,523,726

Finance receivables	411,109	492,133
Allowance for finance credit losses	(73,497)	(80,790)
Finance receivables, net	337,612	411,343

Deferred tax assets, net	27,503	28,512
Other assets	28,368	38,162
	$2,095,807	$2,145,895

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$50,370	$43,112
Warehouse lines of credit	71,097	118,999
Residual interest financing	20,540	25,426
Securitization trust debt	1,791,583	1,803,673
Subordinated renewable notes	23,740	21,323
	1,957,330	2,012,533

Shareholders' equity	138,477	133,362
	$2,095,807	$2,145,895

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2021	2020

Contracts purchased	$205.48	$266.00
Contracts securitized	184.37	260.00

Total portfolio balance	$2,119.07	$2,435.07
Average portfolio balance	2,138.66	2,426.20

Allowance for finance credit losses as % of fin. receivables	17.88%	14.73%

Aggregate allowance as % of fin. receivables (1)	19.06%	17.54%

Delinquencies
31+ Days	6.34%	10.18%
Repossession Inventory	1.43%	2.23%
Total Delinquencies and Repo. Inventory	7.77%	12.41%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	12.63%	10.25%
Fair Value portfolio	4.61%	5.24%
Total portfolio	6.30%	6.99%

Recovery rates (2)	43.3%	36.2%

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	For the
	Three months ended
	March 31,
	2021		2020
	$(3)	%(4)	$(3)	%(4)
Interest income	$66.09	12.4%	$79.14	13.0%
Mark to finance receivables measured at fair value	(4.42)	-0.8%	(10.35)	-1.7%
Other income	1.44	0.3%	1.98	0.3%
Interest expense	(20.95)	-3.9%	(26.99)	-4.4%
Net interest margin	42.17	7.9%	43.78	7.2%
Provision for credit losses	–	0.0%	(3.61)	-0.6%
Risk adjusted margin	42.17	7.9%	40.16	6.6%
Core operating expenses	(34.22)	-6.4%	(37.05)	-6.1%
Pre-tax income	$7.94	1.5%	$3.11	0.5%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

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